                                        As Filed Pursuant to Rule 424(b)(5)
                                        Registration Nos. 333-123535;
                                                          333-123535-01
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 29, 2005)

                             [DAIMLERCHRYSLER LOGO]

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                 $1,000,000,000 4.875% NOTES DUE JUNE 15, 2010

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG
                            ------------------------

ISSUER:           DaimlerChrysler North America Holding Corporation.
GUARANTOR:        DaimlerChrysler AG, our parent company.

     The notes will mature on June 15, 2010. The notes are offered for sale in the United States and Europe. The notes may not be redeemed prior to their maturity except under the circumstances described herein under "Description of Notes and Guarantees -- Tax Redemption; Payment of Additional Amounts."

     Interest on the notes is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2005.

     Application has been made to the Luxembourg Stock Exchange for permission to have the notes listed and traded on such Exchange.

     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER NOTE       TOTAL
                                                              --------    ------------
 Initial Public Offering Price(1)...........................   99.713%    $997,130,000
 Underwriting Discount......................................    0.325%    $  3,250,000
 Proceeds to the Issuer(1)(2)...............................   99.388%    $993,880,000

(1) Plus accrued interest, if any, from June 9, 2005.

(2) Before deduction of expenses payable by the Issuer.

                            ------------------------

     It is expected that delivery of the notes will be made in book-entry form only through The Depository Trust Company, Clearstream Banking, societe anonyme and Euroclear Bank, S.A./N.V. as operator of the Euroclear System against payment in New York, New York on or about June 9, 2005.
                      The Lead Managers for the Notes are:

BANC OF AMERICA SECURITIES LLC
                                      DEUTSCHE BANK SECURITIES
                                                                        JPMORGAN
                    The Co-Lead Managers for the Notes are:

ABN AMRO INCORPORATED
                          BARCLAYS CAPITAL
                                              CITIGROUP
                                                                HSBC
                       The Co-Managers for the Notes are:

BLAYLOCK & PARTNERS, L.P.                    BAYERNLB                                  BNP PARIBAS
CALYON SECURITIES (USA)                COMERICA SECURITIES        COMMERZBANK CORPORATES & MARKETS
LOOP CAPITAL MARKETS, LLC             MITSUBISHI SECURITIES               MIZUHO INTERNATIONAL PLC
RBS GREENWICH CAPITAL                         WESTLB              THE WILLIAMS CAPITAL GROUP, L.P.

                            ------------------------
                                  June 2, 2005

     DaimlerChrysler North America Holding Corporation is hereinafter referred to as the "Issuer" and DaimlerChrysler AG is hereinafter referred to as the "Guarantor" and, together with its subsidiaries, the "DaimlerChrysler Group" or the "Group."

     Offers and sales of the notes are subject to restrictions in relation to the United Kingdom, Germany and the Netherlands, details of which are set out in "Underwriting" below. The distribution of this prospectus supplement and accompanying prospectus and the offering of the notes in certain other jurisdictions may also be restricted by law.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted. The information in this prospectus supplement and the accompanying prospectus and any document incorporated by reference is accurate only as of the date of those documents. The affairs of the Issuer or the Guarantor may have changed since such dates.

     The Issuer and the Guarantor accept responsibility for the information contained in this prospectus supplement and accompanying prospectus.

     In this prospectus supplement and accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to "Euro" are to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community as amended by the Treaty on European Union, and references to "dollars," "Dollars," "$" or "US$" are to United States dollars.

                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
                      PROSPECTUS SUPPLEMENT
Documents Incorporated by Reference.........................   S-4
Description of DaimlerChrysler North America Holding
  Corporation...............................................   S-5
Directors and Principal Executive Officers of
  DaimlerChrysler North America Holding Corporation.........   S-5
Description of DaimlerChrysler AG...........................   S-6
Directors and Principal Executive Officers of
  DaimlerChrysler AG........................................   S-6
Consolidated Capitalization of DaimlerChrysler AG...........   S-8
Selected Consolidated Financial Information of
  DaimlerChrysler AG........................................   S-9
Consolidated Ratio of Earnings to Fixed Charges for
  DaimlerChrysler AG........................................  S-10
Use of Proceeds.............................................  S-10
Description of Notes and Guarantees.........................  S-10
Certain United States Tax Documentation Requirements........  S-15
United States Taxation of United States Persons.............  S-16
United States Taxation of Non-United States Persons.........  S-17
Underwriting................................................  S-19
General Information.........................................  S-22

                            PROSPECTUS
Where You Can Find More Information.........................     2
Documents Incorporated by Reference.........................     2
Forward-Looking Statements..................................     3
Currency of Presentation....................................     3
The Guarantor and the Issuer................................     4
Consolidated Ratio of Earnings to Fixed Charges.............     6
Considerations Relating to Debt Securities Denominated or
  Payable in Foreign Currencies.............................     6
Use of Proceeds.............................................     6
Description of Debt Securities and Guarantees...............     6
Plan of Distribution........................................    18
Legal Matters...............................................    19
Experts.....................................................    19
Enforceability of Civil Liabilities.........................    20

                          ----------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by DaimlerChrysler AG with the U.S. Securities and Exchange Commission (the "Commission") and are incorporated by reference into this prospectus supplement:

         -- DaimlerChrysler AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on February 28, 2005, (the "2004 20-F Report"); and

         -- DaimlerChrysler AG's Reports on Form 6-K that were filed and specifically incorporated by reference in the registration statement of which this prospectus supplement forms a part on February 8, 2005, February 10, 2005, April 1, 2005 and April 28, 2005.

     Any person receiving a copy of this prospectus and prospectus supplement may obtain without charge, upon request, a copy of any of the documents incorporated by reference, except for the exhibits to those documents, unless any exhibit is specifically incorporated by reference. Requests should be directed to DaimlerChrysler North America Holding Corporation, Attn: Assistant Secretary, CIMS 485-14-78, 1000 Chrysler Drive, Auburn Hills, Michigan 48326, USA, telephone number (248) 512-3990, facsimile number (248) 512-1771.

     The consolidated financial statements and related schedule of DaimlerChrysler AG and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, incorporated in this prospectus supplement and accompanying prospectus by reference to the 2004 20-F Report, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Hessbruhlstrasse 21, D-70565, Stuttgart, Germany, independent registered public accounting firm, and are incorporated by reference herein based upon the authority of said firm as experts in accounting and auditing.

     This prospectus supplement and accompanying prospectus, together with the documents incorporated by reference herein, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50, Avenue J.F. Kennedy, L-2951, Luxembourg.

                  DESCRIPTION OF DAIMLERCHRYSLER NORTH AMERICA
                              HOLDING CORPORATION

     The Issuer, incorporated under the laws of the State of Delaware in 1964 and established as a holding company in January 1982, is a wholly owned subsidiary of DaimlerChrysler AG.

     The Issuer was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. The Issuer acts as a financial clearing entity for many of DaimlerChrysler AG's North American subsidiaries by providing appropriate capital funding through outside finance sources as well as through self-generated resources within the DaimlerChrysler AG group of companies. The Issuer is not required to publish consolidated financial reports.

     The registered office of the Issuer is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA, and its principal administrative office is located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766, USA.

         DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF DAIMLERCHRYSLER
                       NORTH AMERICA HOLDING CORPORATION

BOARD OF DIRECTORS

     Present members of the Board of Directors are:

Bodo Uebber, Chairman                  Member of the Board of Management, Chief
                                         Financial Officer, DaimlerChrysler AG
Michael Muhlbayer                      Senior Vice President and Treasurer,
                                         DaimlerChrysler AG
Timothy P. Dykstra                     President, Chief Executive Officer,
                                         DaimlerChrysler
                                         North America Holding Corporation
Bernd Niess                            Vice President, Taxation, DaimlerChrysler AG
Peter Zirwes                           Assistant Treasurer, DaimlerChrysler
                                         North America Holding Corporation
Paul L. Wolff                          Vice President -- Taxation; DaimlerChrysler
                                         North America Holding Corporation

OFFICERS

     Present officers are:

Timothy P. Dykstra                     President, Chief Executive Officer
Paul L. Wolff                          Vice President, Taxation
Holly E. Leese                         Secretary
Donna England                          Assistant Controller
Peter Zirwes                           Assistant Treasurer
John F. Kassen                         Assistant Treasurer
Kathleen Horgan                        Assistant Treasurer
Walter P. Bodden, Jr.                  Assistant Treasurer
Sonya E. DuMoulin                      Assistant Treasurer
Kurt J. Simko                          Assistant Treasurer
Byron C. Babbish                       Assistant Secretary
Stanley Roegner                        Assistant Secretary
Rebecca Vanderbeek                     Assistant Secretary

                       DESCRIPTION OF DAIMLERCHRYSLER AG

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany and was incorporated in Germany on May 6, 1998. DaimlerChrysler AG's registered office is located at Epplestrasse 225, D-70567 Stuttgart, Germany, telephone +49-711-17-0.

     DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The DaimlerChrysler Group develops, manufactures, distributes and sells a wide range of automotive products, mainly passenger cars, light trucks and commercial vehicles. It also provides a variety of financial and other services relating to its automotive business. The DaimlerChrysler Group operates in five business segments:

         --   Mercedes Car Group

         --   Chrysler Group

         --   Commercial Vehicles

         --   Services

         --   Other Activities.

        DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF DAIMLERCHRYSLER AG

SUPERVISORY BOARD

     Present members of the DaimlerChrysler AG Supervisory Board are: (Employee representatives are marked (*))

               NAME                                     PRINCIPAL OCCUPATION
               ----                 ------------------------------------------------------------
Hilmar Kopper, Chairman...........  Chairman of the Supervisory Board of DaimlerChrysler AG
Erich Klemm(*), Deputy Chairman...  Chairman of the Corporate Works Council, DaimlerChrysler AG
                                    and DaimlerChrysler Group
Prof. Heinrich Flegel(*)..........  Director Research Materials and Manufacturing,
                                    DaimlerChrysler AG; Chairman of the Management
                                    Representative Committee, DaimlerChrysler Group
Nate Gooden(*)....................  Vice President of the International Union, United
                                    Automobile, Aerospace and Agricultural Implement Workers of
                                    America (UAW)
Earl G. Graves....................  Publisher, Black Enterprise Magazine; Managing Director,
                                    Black Enterprise/Greenwich Street Corporate Growth Partners
Dr. Thomas Klebe(*)...............  Director Department for General Shop Floor Policy and
                                    Codetermination, German Metalworkers' Union
Arnaud Lagardere..................  General Partner and CEO of Lagardere SCA
Jurgen Langer(*)..................  Chairman of the Works Council of the Frankfurt/Offenbach
                                    dealership, DaimlerChrysler AG
Robert J. Lanigan.................  Chairman Emeritus of Owens-Illinois, Inc.; Founder Partner,
                                    Palladium Equity Partners
Helmut Lense(*)...................  Chairman of the Works Council, Stuttgart-Unterturkheim
                                    Plant, DaimlerChrysler AG
Peter A. Magowan..................  President of San Francisco Giants
William A. Owens..................  President and Chief Executive Officer of Nortel Networks
                                    Corporation
Gerd Rheude(*)....................  Chairman of the Works Council, Worth Plant, DaimlerChrysler
                                    AG

               NAME                                     PRINCIPAL OCCUPATION
               ----                 ------------------------------------------------------------
Udo Richter(*)....................  Chairman of the Works Council, Bremen Plant, DaimlerChrysler
                                    AG
Wolf Jurgen Roder(*)..............  Member of the Executive Council, German Metalworkers' Union
Dr. rer. pol. Manfred Schneider...  Chairman of the Supervisory Board of Bayer AG
Stefan Schwaab(*).................  Vice Chairman of the Corporate Works Council,
                                    DaimlerChrysler AG and DaimlerChrysler Group; Vice Chairman
                                    of the Works Council, Gaggenau Plant, DaimlerChrysler AG
Bernhard Walter...................  Former Spokesman of the Board of Management of Dresdner Bank
                                    AG
Lynton R. Wilson..................  Chairman of the Board of CAE Inc.; Chairman of the Board of
                                    Nortel Networks Corporation
Dr.-Ing. Mark Wossner.............  Former Chief Executive Officer and Chairman of the
                                    Supervisory Board of Bertelsmann AG

BOARD OF MANAGEMENT

     Present members of the DaimlerChrysler AG Board of Management are:

                 NAME                                      AREA OF RESPONSIBILITY
                 ----                    ----------------------------------------------------------
Prof. Jurgen E. Schrempp...............  Chairman of the Board of Management
Dr. rer. pol. Eckhard Cordes...........  Mercedes Car Group
Gunther Fleig..........................  Human Resources & Labor Relations Director
Dr. phil. Rudiger Grube................  Corporate Development/China
Thomas W. LaSorda......................  Chief Operating Officer Chrysler Group
Andreas Renschler......................  Commercial Vehicles
Thomas W. Sidlik.......................  Global Procurement & Supply
Bodo Uebber............................  Finance and Controlling/Financial Services
Dr.-Ing. Thomas Weber..................  Research & Technology
Dr.-Ing. Dieter Zetsche................  Chrysler Group

     The business address of the members of the Supervisory Board and of the Board of Management is that of DaimlerChrysler AG.

               CONSOLIDATED CAPITALIZATION OF DAIMLERCHRYSLER AG

     The consolidated capitalization of the Guarantor at March 31, 2005 and as adjusted to give effect to the issuance of the notes is set forth as follows (in millions of Euro):(1)

                                                           MARCH 31, 2005
                                                         -------------------
                                                         ACTUAL     ADJUSTED    DECEMBER 31, 2004
                                                         -------    --------    ------------------
Stockholders' equity...................................   34,434     34,434           33,541
Minority interests.....................................      675        675              909
Financial liabilities..................................   77,373     78,188(2)        76,620
                                                         -------    -------          -------
Total..................................................  112,482    113,297          111,070
                                                         =======    =======          =======

---------------
(1) The Guarantor had issued and outstanding 1,012,824,191 and 1,012,824,191 registered, Ordinary Shares of no par value at December 31, 2004 and March 31, 2005, respectively.

(2) The principal amount of the notes has been converted to Euro at the rate of Euro 1 = $1.2266, the noon buying rate for Euros on June 2, 2005.

     Except as set forth or incorporated by reference herein, there has been no material change in the capitalization of DaimlerChrysler AG from March 31, 2005 to the date of this prospectus supplement.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION OF DAIMLERCHRYSLER AG

     The selected consolidated financial data presented below as of and for the three months ended March 31, 2005 and 2004 have been excerpted from or are derived from the unaudited interim condensed consolidated financial statements of DaimlerChrysler AG as of March 31, 2005 included in the Report on Form 6-K filed with the Commission on April 28, 2005 and incorporated by reference herein. The selected consolidated financial data presented below as of December 31, 2004, 2003, 2002, 2001 and 2000 and for each of the years in the five-year period ended December 31, 2004, have been taken or are derived from the audited consolidated financial statements of DaimlerChrysler for the relevant periods. The selected consolidated financial data have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

     The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements of DaimlerChrysler AG.

                                        THREE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                     -------------------------   -----------------------------------------------------
                                        2005          2004         2004       2003       2002       2001        2000
                                     -----------   -----------   --------   --------   --------   --------    --------
                                     (UNAUDITED)   (UNAUDITED)
                                                   (IN EURO MILLIONS, EXCEPT FOR ORDINARY SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues...........................   E 31,744      E 32,351     E142,059   E136,437   E147,368(1) E150,386(1) E160,278(1)
Income (loss) before financial
  income...........................        157         1,314        4,612      3,388(2)    3,719(1)   (1,807)(1)    4,170(1)
Income (loss) from continuing
  operations and before
  extraordinary items and
  cumulative effects of changes in
  accounting principles............        288           412        2,466       (418)     4,795(1)     (763)(1)    2,443(1)
  Basic earnings (loss) per
    share..........................       0.28          0.41         2.43      (0.41)      4.76(1)    (0.76)(1)     2.44(1)
  Diluted earnings (loss) per
    share..........................       0.28          0.41         2.43      (0.41)      4.74(1)    (0.76)(1)     2.43(1)
Income from discontinued
  operations.......................         --            --           --         14         82        101          22
Income on disposal of discontinued
  operations.......................         --            --           --        882         --         --          --
Total income from discontinued
  operations including
  net gain on disposals............         --            --           --        896         82        101          22
  Basic earnings per share.........         --            --           --       0.88       0.08       0.10        0.02
  Diluted earnings per share.......         --            --           --       0.88       0.08       0.10        0.02
Net income (loss)..................        288           412        2,466        448      4,718       (662)      7,894(3)
  Basic earnings (loss) per
    share..........................       0.28          0.41         2.43       0.44       4.68      (0.66)       7.87(3)
  Diluted earnings (loss) per
    share..........................       0.28          0.41         2.43       0.44       4.67      (0.66)       7.80(3)
BALANCE SHEET DATA (END OF PERIOD):
Total assets.......................   E188,571                   E182,696   E178,268   E187,327   E207,410    E199,274
Short-term financial liabilities...                                34,128     28,255     30,499     34,409      35,840
Long-term financial liabilities....     77,373(4)                  42,492     47,435     48,784     56,966      48,943
Capital stock......................      2,633                      2,633      2,633      2,633      2,609       2,609
Stockholders' equity...............     34,434                     33,541     34,481     35,004     39,037      42,422
OTHER DATA:
Weighted average number of shares
  outstanding
  Basic............................    1,012.8       1,012.7      1,012.8    1,012.7    1,008.3    1,003.2     1,003.2
  Diluted..........................    1,015.7       1,013.8      1,014.5    1,012.7    1,013.9    1,003.2     1,013.9

---------------

(1) Prior year figures have been adjusted to exclude discontinued operations.

(2) A dilution gain of E24 million was reclassified from "Other income" to "Financial income (expense), net."

(3) Net income for 2000 includes E5,516 million of extraordinary gains from the disposals of businesses.

(4) This figure represents both short-term and long-term financial liabilities as of March 31, 2005.

                    CONSOLIDATED RATIO OF EARNINGS TO FIXED
                         CHARGES FOR DAIMLERCHRYSLER AG

     The following sets forth the ratios of earnings to fixed charges for DaimlerChrysler AG and its consolidated subsidiaries for each of the years in the five-year period ended December 31, 2004, using financial information prepared in accordance with U.S. GAAP.

                                                                   YEAR ENDED DECEMBER 31,
                                       THREE MONTHS ENDED    ------------------------------------
                                         MARCH 31, 2005      2004    2003    2002    2001    2000
                                       ------------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed
  charges(1).......................           1.23           2.44    1.36    2.51      --(2) 1.74

---------------
(1) For the purpose of calculating the consolidated ratios of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, minority interests, extraordinary items and cumulative effects of changes in accounting principles plus fixed charges, amortization of previously capitalized interest and dividends received from equity investees (excluding capitalized interest and (income)/loss from equity investees). Fixed charges principally consist of interest expense (including capitalized interest) plus one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor).

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by approximately Euro 1,754 million.

                                  USE OF PROCEEDS

     The net proceeds from the sale of the notes, estimated to be approximately $993,880,000, will be used for general corporate purposes including, without limitation, loans by the Issuer to certain of its affiliates and repayment of indebtedness.

                      DESCRIPTION OF NOTES AND GUARANTEES

     The notes being offered by this prospectus supplement will be issued under an Indenture, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., DaimlerChrysler International Finance B.V., the Guarantor and JPMorgan Chase Bank, N.A., as trustee (the "Trustee"), which Indenture is more fully described in the accompanying prospectus. In addition, the Issuer will enter into a paying agency agreement with Banque Generale du Luxembourg. The following description of the terms of the notes supplements the description of the general terms of the Debt Securities in the prospectus. If this summary differs from the summary in the prospectus, you should rely on this summary. The notes are part of the Debt Securities previously registered by the Issuer to be issued on terms to be determined at the time of sale.

GENERAL

     We are offering by this prospectus supplement 4.875% Notes due June 15, 2010 (the "Notes"). The Notes will initially be limited to $1,000,000,000 aggregate principal amount. The Issuer may, without the consent of the holders of the Notes, create and issue additional notes in the future having the same terms other than the date of original issuance, the date on which interest begins to accrue and in some cases the first interest payment date, so as to form a single series with the Notes. No additional notes may be issued if an Event of Default has occurred with respect to the Notes. The Notes will be unsecured obligations of the Issuer and will mature and be redeemed at par on June 15, 2010. The Notes will rank equally with all other unsecured and unsubordinated indebtedness of the Issuer from time to time outstanding.

     The Notes will have the benefit of an unconditional and irrevocable guarantee (each, a "Guarantee") as to the due and punctual payment of principal of (and premium, if any), and interest, on the Notes as and when the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, call for redemption, or otherwise. Under the terms of the Guarantees, the Guarantor will be liable for the full amount of each payment under the Notes. The Guarantees will remain in effect until the entire principal of and premium, if any, and interest on the Notes shall have been paid in full. The Guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank equally with all other unsecured and unsubordinated obligations of the Guarantor from time to time outstanding.

     The Notes are not subject to redemption prior to maturity except as described below under "-- Tax Redemption; Payment of Additional Amounts." If the Notes are subject to such redemption, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption.

INTEREST

     The Notes will bear interest from June 9, 2005 at the rate per year set forth on the cover page of this prospectus supplement, payable on June 15 and December 15 of each year (each such day, an "Interest Payment Date"), commencing December 15, 2005, to the person in whose name such Note was registered at the close of business on the 15th day preceding the respective Interest Payment Date, subject to certain exceptions. If any day on which a payment is due with respect to a Note is not a Business Day, then the holder thereof shall not be entitled to payment of the amount due until the next following Business Day nor to any additional principal, interest or other payment as a result of such delay except as otherwise provided below under "--Tax Redemption; Payment of Additional Amounts." "Business Day" means any day other than (a) a Saturday, (b) a Sunday, or (c) a day on which banking institutions in New York City or any other place of payment are authorized or obligated by law or regulation to close.

     Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. All amounts resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants ("DTC Participants") in DTC. Investors may elect to hold interests in the Global Notes through either DTC (in the United States) or Clearstream Banking, societe anonyme ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream Luxembourg and J.P. Morgan Trust Company, National Association will act as U.S. depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Notes will be held in denominations of $1,000 and integral multiples of $1,000. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

INFORMATION CONCERNING DTC, CLEARSTREAM LUXEMBOURG AND EUROCLEAR

     For information concerning DTC, please refer to "Description of Debt Securities and Guarantees -- Book Entry Debt Securities" in the accompanying prospectus.

     Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thus eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. Clearstream Luxembourg has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream Luxembourg and Euroclear.

     As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters (as defined). Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream Luxembourg is an indirect participant in DTC.

     Distributions with respect to the Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars and Euro. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear Operator and Euroclear.

     In the event definitive Notes are issued, the Issuer will appoint a paying agent and transfer agent in Luxembourg, where Notes may be presented for payment and transfer.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding Notes directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC. None of the Issuer, the Guarantor, the Trustee, the paying agent or any of the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

TAX REDEMPTION; PAYMENT OF ADDITIONAL AMOUNTS

     The Notes may be redeemed, subject to the procedures set forth in the Indenture and in the Notes, as a whole but not in part, at the option of the Issuer, upon not more than 60 days, nor less than 30 days, prior notice to the holders of the Notes, at a redemption price equal to 100% of the principal amount thereof (and premium, if any), together with accrued interest, if any, thereon to the Redemption Date (as defined in the Indenture), if, as a result of any change in, or amendment to, the laws or regulations prevailing in the jurisdiction in which the Issuer or the Guarantor is organized, as the case may be, which change or amendment becomes effective on or after the date of this prospectus supplement or as a result of any change in or amendment to an official application or interpretation of those laws or regulations after that date, on the next succeeding Interest Payment Date:

      -- the Issuer will be obligated to (a) pay any additional amounts as provided by Section 1008 of the Indenture as modified by the terms of the Notes or (b) account to any taxing authority in the United States for any amount, other than any tax withheld or deducted from interest payable on the Notes, in respect of any payment made or to be made on the Notes,

      -- the Guarantor would be unable, for reasons outside its control, to procure payment by the Issuer without such additional amounts being payable or being required to account as stated above and in making the payment itself would be required to pay additional amounts as provided in Section 1008 of the Indenture or to account as stated above, or

      -- the Guarantor would be required to deduct or withhold amounts for or on account of any taxes of whatever nature imposed or levied by or on behalf of the jurisdiction of the Issuer or the Guarantor in making any payment of any sum to the Issuer required to enable the Issuer to make a payment in respect of the Notes or to account to any taxing authority in the jurisdiction in which the Issuer is organized for any amount calculated by reference to the amount of any such sum to be paid to the Issuer.

     However, Notes may not be so redeemed if the obligation of the Issuer or the Guarantor to pay additional amounts or to account as stated above arises because of the official application or interpretation of the laws or regulations affecting taxation of the jurisdiction in which the Issuer or the Guarantor is organized, or any political subdivision thereof or therein, as a result of any event referred to in (A) or (B) below, which law or regulation is in effect on the date of (A) the assumption by any wholly owned subsidiary of the Guarantor of the Issuer's obligations under the Notes and under the Indenture or (B) the consolidation, amalgamation or merger of the Issuer or the Guarantor with or into, or the conveyance, transfer or lease by the Issuer or the Guarantor of its properties and assets substantially as an entirety to any person. If the Issuer or the Guarantor provides an opinion of counsel in the appropriate jurisdiction, dated as of the date of the relevant event referred to in clause (A) or (B) above, that no obligation to pay any additional amount or to account as stated above arises, then that opinion of counsel shall be final and binding, solely for purposes of this paragraph, on the Issuer, the Guarantor, the Trustee and the holders of the Notes as to the law of the relevant jurisdiction at the date of such opinion of counsel. In addition, no redemption pursuant to the preceding paragraph may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States or the Federal Republic of Germany results in a substantial probability that an event described in the preceding paragraph will occur and the Issuer shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based upon such opinion the Issuer is entitled to redeem the Notes pursuant to their terms.

     The Issuer or the Guarantor, as the case may be, will pay to the holder of any Note such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, on any Note after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction in which the Issuer or the Guarantor, as the case may be, is organized, or any political subdivision or taxing authority thereof or therein having power to tax, will not be less than the amount provided for in any such Note to be then due and payable. However, the foregoing obligation to pay additional amounts will not apply on account of any tax, assessment, duty or other governmental charge which is payable:

      -- otherwise than by deduction or withholding from payments of principal of, or premium, if any, or interest, if any, on any such debt securities;

      -- by reason of such holder having, or having had, some personal or business connection with the jurisdiction in which the Issuer or the Guarantor, as the case may be, is organized and not merely by reason of the fact that payments are, or for the purposes of taxation are deemed to be, from sources in, or secured in, that jurisdiction;

      -- by reason of a change in law or official practice of any relevant taxing authority that becomes effective more than fifteen days after the Relevant Date (as defined below), for payment of principal, or premium, if any, or interest, if any, in respect of such debt securities;

      -- by a paying agent from a payment if the payment could have been made by another paying agent without such deduction or withholding;

      -- by reason of such holder's present or former status as a personal holding company, foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax, and not merely by reason of the fact that payments in respect of the Notes or the Guarantees are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the United States or the Federal Republic of Germany;

      -- by reason of such holder's past or present status as the actual or constructive owner of ten percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

      -- by reason of any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge;

      -- as a result of the failure of a holder to comply with certification, identification, or other similar information reporting requirements or make a declaration of non-residence or other similar claim for exemption to the relevant tax authority;

      -- where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such directive; or

      --   owing to any combination of the above.

     No additional amounts will be paid as provided above with respect to any payment of principal of, or premium, if any, or interest, if any, on any Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Notes.

     "Relevant Date" means the date on which the payment of principal of, or premium, if any, or interest, if any, on the Notes first becomes due and payable, but, if the full amount of the monies payable on such date has not been received by the relevant Paying Agent or as it shall have directed on or prior to such date, the "Relevant Date" means the date on which such monies shall have been so received.

CONSENT TO SERVICE AND JURISDICTION

     The Guarantor has designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, U.S.A., as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Notes, Guarantees or Indenture which may be instituted in any State or Federal court located in the Borough of Manhattan, The City of New York, and has submitted, for the purposes of any such suit or proceeding, to the jurisdiction of any such court in which any such suit or proceeding is so instituted.

NOTICES

     Notices to holders of the Notes will be published in authorized newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in a daily published newspaper, expected to be the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     This section discusses the tax documentation requirements for a beneficial owner of the Notes who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes). A beneficial owner of the Notes that is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) may have substantially increased reporting requirements and should consult its tax advisor.

     A beneficial owner of a Note will generally be subject to United States federal withholding tax at the applicable rate that generally applies to payments of interest (including original issue discount) on a registered form debt obligation issued by a United States person, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such Beneficial Owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for Non-United States persons (IRS Form W-8BEN). A beneficial owner of a Note who is an individual or corporation (or entity treated as a corporation for federal income tax purposes) that is a non-United States person (other than certain persons that are related to the Issuer through stock ownership as described in clauses (x) (a) and (b) of Paragraph (i) under "United States Taxation of Non-United States

Persons -- Income and Withholding Tax") can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Copies of IRS Form W-8BEN may be obtained from the Luxembourg listing agent. A beneficial owner of a Note that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN.

     Exemption for Non-United States persons with effectively connected income (IRS Form W-8ECI). A beneficial owner of a Note that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on a Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct or a Trade of Business in the United States).

     Exemption for United States Persons (IRS Form W-9). A beneficial owner of a Note that is a United States person can obtain a complete exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

     United States federal income tax reporting procedure. A beneficial owner of a Note or its agent is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Note, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which a Note is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Note, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Note. For example, in the case of Notes held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (c) (B) of Paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Withholding Tax," if a beneficial owner of the Note provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Note on its behalf.

     EACH HOLDER OF A NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH
FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE NOTE MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT THE APPLICABLE RATE, AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM THE ISSUER DESCRIBED UNDER THE HEADING "DESCRIPTION OF NOTES AND GUARANTEES -- TAX REDEMPTION; PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX LIABILITY. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF NOTES.

                UNITED STATES TAXATION OF UNITED STATES PERSONS

INTEREST

     The stated interest on the Notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. It is not anticipated that the Notes will give rise to "original issue discount" income.

SALE, RETIREMENT OR REDEMPTION OF A NOTE

     A U.S. holder of a Note will recognize gain or loss upon the sale, retirement, redemption, or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such Note.

     U.S. holders should be aware that the resale of the Notes may be affected by the "market discount" rules of the Code under which a purchaser of a Note acquiring the Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Note, to the extent that market discount has accrued but not been included in income while the Note was held by such purchaser.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

INCOME AND WITHHOLDING TAX

     Under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

      (i) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided that, in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Issuer through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8ECI; provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

      (ii) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

     (iii) a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

     Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest was earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and "backup withholding" will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Issuer or a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause
(y) or (z) in Paragraph (i) under "Income and Withholding Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (i) under "Income and Withholding Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

     Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a foreign branch of a United States person, a United States branch of a foreign bank or insurance company, a controlled foreign corporation for United States tax purposes or, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership in which one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or a foreign partnership engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Any amount withheld under the backup withholding rules would be allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof among the Issuer, the Guarantor and the underwriters named below (the "Underwriters"), the Issuer has agreed to sell to each of the Underwriters and each of the Underwriters for whom Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives has severally agreed to purchase the respective principal amount of Notes set forth opposite its name below.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITERS                              OF NOTES
                        ------------                          ----------------
Banc of America Securities LLC..............................  US$  290,000,000
Deutsche Bank Securities Inc. ..............................       290,000,000
J.P. Morgan Securities Inc. ................................       290,000,000
ABN AMRO Incorporated.......................................        17,500,000
Barclays Capital Inc. ......................................        17,500,000
Citigroup Global Markets Inc. ..............................        17,500,000
HSBC Securities (USA) Inc. .................................        17,500,000
Blaylock & Partners, L.P. ..................................         5,000,000
Bayerische Landesbank.......................................         5,000,000
BNP Paribas Securities Corp. ...............................         5,000,000
Calyon Securities (USA) Inc. ...............................         5,000,000
Comerica Securities, Inc. ..................................         5,000,000
Commerzbank Capital Markets Corporation.....................         5,000,000
Loop Capital Markets, LLC ..................................         5,000,000
Mitsubishi Securities International plc.....................         5,000,000
Mizuho International plc....................................         5,000,000
Greenwich Capital Markets, Inc. ............................         5,000,000
WestLB AG...................................................         5,000,000
The Williams Capital Group, L.P. ...........................         5,000,000
                                                              ----------------
  Total.....................................................  US$1,000,000,000
                                                              ================

     The underwriting agreement provides that the obligations of the Underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

     In the event of default by one or more Underwriters, the Underwriting Agreement provides that the commitment of each non-defaulting Underwriter shall be increased by up to 10%. However, if the default involves more than 10% of the aggregate principal amount of such Notes, the non-defaulting Underwriters will have the right to purchase all, but will not be under any obligation to purchase any of the Notes, and if such non-defaulting Underwriters do not purchase all of the Notes, the Underwriting Agreement will terminate without liability to any non-defaulting Underwriter or the Issuer and the Guarantor.

     The Underwriters have advised the Issuer that the Underwriters propose initially to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.20%. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.10%, of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount of the Notes may be changed.

     The following table shows the underwriting discounts and commissions that we are to pay to the Underwriters in connection with this offering.

                                                              PAID BY THE ISSUER
                                                              ------------------
Per Note....................................................            .325%
Total.......................................................      $3,250,000

     In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the aggregate principal amount of Notes to be purchased by the Underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

     The Underwriters may also impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

     The Notes are offered for sale in the United States and Europe.

     Each Underwriter has represented and agreed that (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor, and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

     No selling prospectus (Verkaufsprospekt) has been or will be published in respect of the Notes and each Underwriter will be required to comply with the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and any other laws or regulations applicable to the issue, distribution and sale of the Notes in the Federal Republic of Germany.

     The securities may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession. The Notes are being issued under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of The Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees that it has not publicly promoted and will not publicly promote (whether electronically or otherwise) the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

     Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Issuer except as set forth in the Underwriting Agreement.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     Certain of the Underwriters are not U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the NASD.

     Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. The Issuer has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     All secondary trading in the Notes will settle in immediately available funds. See "Description of Notes and Guarantees -- Global Clearance and Settlement Procedures."

     It is expected that delivery of the Notes will be made against payment therefor on or about June 9, 2005, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next following business day will be required, by virtue of the fact that the Notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own advisors.

     The distribution of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Certain of the Underwriters and their affiliates engage in various general financing and banking transactions with and provide financial advisory services to the Issuer, the Guarantor and their affiliates. JPMorgan Chase Bank, N.A., the trustee for the Notes, is an affiliate of J.P. Morgan Securities Inc., one of the representatives of the Underwriters of this offering of Notes.

     The Issuer and the Guarantor have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters will make the Notes available for distribution on the internet through a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system for communications between such Underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from certain of the Underwriters based on transactions they conduct through the system. Such Underwriters will make the Notes available to their customers through the internet distributions on the same terms as distributions made through other channels.

                              GENERAL INFORMATION

     Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Amended and Restated Certificate of Incorporation and the By-Laws of the Issuer and the Articles of Association (Satzung) of the Guarantor and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Register of Trade and Companies in Luxembourg (Registre de Commerce et des Societes a Luxembourg), where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture, the forms of the Notes and Guarantees, the Guarantor's current annual reports and quarterly reports, as well as all future Annual Reports and quarterly reports of the Guarantor that contain consolidated financial information of the Guarantor and the documents referred to on page two of the accompanying Prospectus under the heading "Where You Can Find More Information," so long as any of the Notes are outstanding and listed, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. In addition, copies of the annual reports and quarterly reports of the Guarantor may be obtained free of charge at such office. The Guarantor's annual reports and quarterly reports are prepared on a consolidated basis. The Annual Report on Form 20-F for DaimlerChrysler AG for the fiscal year ended December 31, 2004, as amended, can be obtained free of charge from the Luxembourg listing agent. In the event that the recent European Union Transparency Obligations Directive is implemented in a manner which is unduly burdensome for the Issuer or the Guarantor, the Issuer may apply to the Luxembourg Stock Exchange Committee for the Notes to be delisted from such exchange.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Guarantor or the Issuer since March 31, 2005.

     Other than as described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, neither the Guarantor, the Issuer nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issuance of the Notes and neither the Guarantor nor the Issuer is aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

     Resolutions relating to the issuance and sale of the Notes were adopted by the Executive Committee of the Board of Directors of the Issuer on June 2, 2005 and the Board of Management of the Guarantor on December 13, 2004.

     The Notes have been assigned Common Code No. 022186345, International Security Identification Number (ISIN) US 233835AZ07 and CUSIP No. 233835AZ0. The Notes have been accepted for clearance by Clearstream Luxembourg and Euroclear.

PROSPECTUS
----------

                             [DAIMLERCHRYSLER LOGO]
               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                 BY THIS PROSPECTUS, WE MAY OFFER AN AGGREGATE
                   OF UP TO APPROXIMATELY $25,000,000,000 OF:

                                DEBT SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

     Through this prospectus, DaimlerChrysler North America Holding Corporation may periodically offer debt securities. DaimlerChrysler North America Holding Corporation is sometimes referred to as the Issuer. DaimlerChrysler AG, sometimes referred to as the Guarantor, will guarantee all payments of principal of and any premium and interest on the debt securities.

     We may sell the debt securities directly, through agents designated from time to time, or through underwriters.

     We will provide specific terms of the debt securities in supplements to this prospectus. For information on the general terms of these securities, see "Description of Debt Securities and Guarantees." You should read this prospectus and any prospectus supplements hereto carefully before you invest. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of each of these documents.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 2005.

                      WHERE YOU CAN FIND MORE INFORMATION

     DaimlerChrysler AG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission by DaimlerChrysler AG can be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information relating to the public reference room. These materials are also available over the Internet at the Commission's web site at http://www.sec.gov, and can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. DaimlerChrysler AG is exempt from the rules under the Exchange Act prescribing the furnishing of proxy statements. Its officers, directors and principal stockholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been submitted by DaimlerChrysler AG to the Commission and are incorporated by reference into this prospectus:

     - DaimlerChrysler AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on February 28, 2005; and

     - DaimlerChrysler AG's Current Reports on Form 6-K that were filed with the Commission and specifically incorporated by reference in the registration statement of which this prospectus forms a part on February 8, 2005, February 10, 2005, April 1, 2005 and April 28, 2005.

     We are also incorporating by reference into this prospectus all documents DaimlerChrysler AG filed or will file with the Commission as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of the sale of the debt securities offered by this prospectus. We may also incorporate in this prospectus any Form 6-K submitted after the date of this prospectus by identifying in that Form that it is being incorporated by reference into this prospectus (other than information in such documents that is deemed not to be filed). This means that important information about DaimlerChrysler AG appears or will appear in these documents and will be regarded as appearing in this prospectus also. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control.

     We have filed a "shelf" registration statement on Form F-3 with the Commission covering the debt securities and the Guarantees described in this prospectus. For further information with respect to us and those debt securities and Guarantees, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized certain key provisions of contracts and other documents. We have filed or incorporated by reference copies of these documents as exhibits to our registration statement. Because a summary may not contain all the information that is important to you, you should review the full text of the documents so included with our registration statement.

     You should only rely on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE, EXCEPT FOR THE EXHIBITS TO THOSE DOCUMENTS, UNLESS ANY EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS SHOULD BE DIRECTED TO DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION, ATTN: ASSISTANT SECRETARY, CIMS 485-14-78, 1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326, USA, TELEPHONE NUMBER (248) 512-3990, FACSIMILE NUMBER (248) 512-1771.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and any accompanying prospectus supplement may contain or incorporate by reference certain forward-looking statements that reflect our current views about future events. We use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," "may," "plan," "project," "should," and similar expressions to identify forward-looking statements. These statements are subject to many risks and uncertainties, including:

     - changes in general political, economic and business conditions, especially an economic downturn or slow economic growth in Europe or North America;

     - changes in currency exchange rates and interest rates;

     - introduction of competing products and possible lack of acceptance of our new products or services;

     - increased competitive pressures which may limit our ability to reduce sales incentives and raise prices;

     - price increases, shortages or supply interruptions of fuel or production materials, such as steel, or labor strikes;

     - changes in laws, regulations and government policies, particularly those relating to vehicle emissions, fuel economy and safety, and the outcome of current pending and possible future legal proceedings;

     - decline in resale prices of used vehicles; and

     - other risks and uncertainties, some of which we describe in this prospectus or any prospectus supplement.

If any of these risks and uncertainties occur, or if the assumptions underlying any of our forward-looking statements prove incorrect, then our actual results may be materially different from those we express or imply by such statements. We do not intend or assume any obligation to update these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made.

                            CURRENCY OF PRESENTATION

     Unless otherwise indicated, all amounts herein are expressed in Euro ("Euro" or "E") or United States dollars ("dollars" or "$").

                          THE GUARANTOR AND THE ISSUER

DAIMLERCHRYSLER AG

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany and was incorporated on May 6, 1998. DaimlerChrysler AG's registered office is located at Epplestrasse 225, D-70567 Stuttgart, Germany, telephone ++49-711-17-0.

     DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The DaimlerChrysler Group develops, manufactures, distributes and sells a wide range of automotive products, mainly passenger cars, light trucks and commercial vehicles. It also provides a variety of financial and other services relating to its automotive business. The DaimlerChrysler Group provides a wide range of transportation products and financial and other services. It is one of the largest automobile manufacturer in the world in terms of revenues (2004:
E 142.1 billion). The Group operates in five business segments:

     MERCEDES CAR GROUP. The Mercedes Car Group includes the brands Mercedes-Benz, Maybach, smart, Mercedes-Benz AMG and Mercedes-Benz McLaren. The Mercedes Car Group segment contributed approximately 33% of the Group's revenues in 2004.

     CHRYSLER GROUP. This segment consists of DaimlerChrysler Motors Company LLC and its subsidiaries DaimlerChrysler Corporation, DaimlerChrysler Canada Inc. and DaimlerChrysler de Mexico S.A. de C.V. as well as other international automotive affiliates. These companies manufacture, assemble and sell cars and light trucks under the brand names Chrysler, Jeep(R) and Dodge. In 2004, approximately 35% of the Group's revenues were contributed by this segment.

     COMMERCIAL VEHICLES. DaimlerChrysler manufactures and sells commercial vehicles under the brand names Mercedes-Benz, Freightliner, Sterling, Setra, Mitsubishi, Fuso, Western Star, American LaFrance and Orion. With worldwide facilities, the Group has one of the world's most developed networks for the production and assembly of commercial vehicles and core components. It also has a worldwide distribution and service network. Commercial Vehicles contributed approximately 23% of the Group's revenues in 2004.

     SERVICES. DaimlerChrysler Services provides financial services supporting the sale of Group products. In Germany, DaimlerChrysler Bank, a 100% subsidiary of DaimlerChrysler Services, significantly expanded its range of services and offers in addition to its core business leasing and financing also bank products (e.g., money-market accounts, savings plans). Services is also engaged in the Toll Collect Consortium (45% interest) which operates a satellite-based toll system for trucks over twelve metric tons in Germany. Services is also engaged in insurance brokerage and trading. Services contributed approximately 8% of the Group's revenues in 2004.

     OTHER ACTIVITIES. This segment comprises the Group's holdings in EADS, its off-highway business, as well as corporate research, real estate activities and the holding and financing companies. With its decision not to participate in Mitsubishi Motors' (MMC) capital increase, DaimlerChrysler has given up its significant influence. Since June 2004, its stake in MMC is therefore included in the consolidated financial statements as an investment measured at fair value. Other activities contributed approximately 1% of the Group's revenues in 2004.

     The DaimlerChrysler Group is active primarily in Europe and in the NAFTA region. It is also a leading commercial vehicle manufacturer in South America. In 2004, approximately 45% of the Group's revenues was derived from sales in the United States, 16% from sales in Germany and 18% from sales in other countries of the European Union.

DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

     The Issuer, incorporated under the laws of the State of Delaware in 1964 and established as a holding company in January 1982, is a wholly-owned subsidiary of DaimlerChrysler AG.

     The Issuer was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. The Issuer acts as a financial clearing entity for many of

DaimlerChrysler AG's North American subsidiaries by providing appropriate capital funding through outside finance sources as well as through self-generated resources within the DaimlerChrysler AG group of companies.

     DaimlerChrysler North America Holding Corporation's principal administrative offices are located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326, and its telephone number is (248) 512-6130.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following sets forth the ratios of earnings to fixed charges for DaimlerChrysler AG and its consolidated subsidiaries for each of the years in the five-year period ended December 31, 2004, using financial information prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

                                                                      YEAR ENDED DECEMBER 31,
                                             THREE MONTHS       ------------------------------------
                                         ENDED MARCH 31, 2005   2004    2003    2002    2001    2000
                                         --------------------   ----    ----    ----    ----    ----
Ratio of earnings to fixed
  charges(1)...........................        1.23             2.44    1.36    2.51     --(2)  1.74

---------------------
(1) For the purpose of calculating the consolidated ratios of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, minority interests, extraordinary items and cumulative effects of changes in accounting principles plus fixed charges, amortization of previously capitalized interest and dividends received from equity investees (excluding capitalized interest and (income)/loss from equity investees). Fixed charges principally consist of interest expense (including capitalized interest) plus one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor).

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by approximately Euro 1,754 million.

                   CONSIDERATIONS RELATING TO DEBT SECURITIES
                  DENOMINATED OR PAYABLE IN FOREIGN CURRENCIES

     Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the prospectus supplement relating to such securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including, without limitation, loans by the Issuer to certain of its affiliates and repayment of indebtedness.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The following description sets forth the material terms and provisions of the debt securities and guarantees to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities offered will be described in the prospectus supplement relating to those debt securities.

     The debt securities and the guarantees will be issued under an Indenture, dated as of September 17, 1996, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., a Quebec corporation, DaimlerChrysler International Finance B.V., a company established in Utrecht, The Netherlands, the Guarantor and JPMorgan Chase Bank, N.A., as trustee. The following statements are subject to the detailed provisions of the Indenture. The Indenture and its supplements are filed as exhibits to the registration statement and are also available for inspection at the office of the trustee. Section references are to the Indenture. The following summaries of the material terms of the Indenture, debt securities and guarantees are not complete, and are qualified in their entirety by reference to all the provisions of the Indenture.

TERMS OF THE DEBT SECURITIES

     The debt securities offered by this prospectus will be limited to $25,000,000,000 aggregate principal amount, based on the aggregate initial public offering price of the debt securities and computed at the exchange rate in effect on the issue date of each series, although the Indenture does not limit the aggregate principal amount of debt securities that we can issue and provides that the debt securities may be issued from time to time in one or more series.

     The debt securities will be direct, unsecured and unsubordinated obligations of the Issuer and will rank equally with the Issuer's other unsecured and unsubordinated indebtedness. Except as described under "Certain Covenants," the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Issuer, the Guarantor or any of their respective subsidiaries or contain financial or similar restrictions on the Issuer, the Guarantor or any of their respective subsidiaries.

     The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the series of debt securities;

     - any stock exchange on which we will list the series of debt securities;

     - the manner in which we will pay interest on the series of debt securities;

     - the date or dates on which we will pay the principal of the series of debt securities;

     - the rate or rates, which may be fixed or variable, per year at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

     - the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

     - any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

     - the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

     - the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

     - the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

     - any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

     - if other than the principal amount, the portion of the principal amount of the series of debt securities that shall be payable upon acceleration of maturity following an event of default;

     - the applicability of the provisions described later beginning on page 14 under "-- Discharge, Defeasance and Covenant Defeasance";

     - if the series of debt securities will be issuable in whole or in part in the form of a global security as described beginning on page 9 under "-- Book-Entry Debt Securities", and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

     - if the series of debt securities is redeemable at our option, whether the adjusted treasury yield, which is defined later in this prospectus, is different from the adjusted treasury yield determined under the Indenture;

     - any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or holders to declare the principal amount due and payable following an event of default;

     - any addition to or change in the covenants contained in the Indenture;
       and

     - any other special features of the series of debt securities.

     All debt securities of any one series need not be issued at the same time, and need not bear interest at the same rate or mature on the same date.

     If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and premium, if any, on or interest, if any, on any series of debt securities is payable in foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and the applicable foreign currency or currencies or foreign currency unit or units will be set forth in the prospectus supplement relating thereto. If any index is used to determine the amount of payments of principal of and premium, if any, or interest on any series of debt securities, special United States federal income tax, accounting and other considerations applicable to that series of debt securities will be described in the applicable prospectus supplement.

     Debt securities may be issued at a discount from their stated principal amount ("Discount Securities"), provided that upon redemption, except at Maturity (as defined herein), or acceleration of the Maturity, if any, thereof an amount less than the principal thereof shall become due and payable. United States federal income tax consequences, German tax consequences, and other special considerations applicable to any Discount Securities will be described in the prospectus supplement relating thereto.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (Sections 301 and 302). Debt securities may be issuable in the form of one or more Global Securities, as described below under "-- Book-Entry Debt Securities." The debt securities, other than those issued in the form of a Global Security, are exchangeable or transferable without charge therefor, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the Holders to furnish appropriate endorsements and transfer documents (Section
305).

     Unless otherwise described in an accompanying prospectus supplement, there are no covenants or provisions contained in the Indenture which afford the Holders of the debt securities protection in the event of a highly leveraged transaction involving the Issuer or the Guarantor.

GUARANTEES

     The Guarantor will irrevocably and unconditionally guarantee (each, a "Guarantee") the due and punctual payment of principal and premium, if any, and interest, if any, or other additional amounts, as provided in the Indenture, if any, and mandatory sinking fund payments, if any, in respect of the debt securities when and as the same shall become due and payable and in the currency or currency unit in which the same are payable whether at the stated maturity (as defined herein), if any, by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder or otherwise. Under the terms of the Guarantee, the Guarantor will be liable for the full amount of each payment under the debt securities. The Guarantees will remain in effect until the entire principal of and premium, if any, and interest, if any, on the debt securities shall have been paid in full. The Guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank equally with all other unsecured and unsubordinated obligations of the Guarantor.

BOOK-ENTRY DEBT SECURITIES

     Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

     - DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

     - DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

     - access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

     We will make all payments of principal, interest and additional amounts, if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers' accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

     A global security may not be transferred except as a whole by the depositary to a nominee or successor of the Depositary or by a nominee of the depositary to the depositary, another nominee or a successor depositary. A global security representing all but not part of the debt securities being offered hereby is exchangeable for debt securities in definitive form of like tenor and terms only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depositary is not appointed by us within 90 days, or
(b) we decide not to have all of the debt securities of a series represented by a global security and notify the paying agent thereof. A global security exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in such names and in such authorized denominations as the depositary for such global security shall direct (Section 305).

     Neither the depositary nor its nominee will consent or vote with respect to the global securities representing the book-entry debt securities unless authorized by a participant in accordance with the depositary's procedures. Under its usual procedures, the depositary mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns the depositary's nominee consenting or voting rights to those participants to whose accounts the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

CERTAIN COVENANTS

     Restrictions on Liens. The Indenture provides that the Guarantor shall not, so long as any of the debt securities are outstanding, but only up to the time all amounts of principal and premium, if any, and interest, if any, have been placed at the disposal of the paying agent, provide any security upon any or all of its assets for other notes or bonds, including any guarantee or indemnity assumed therefor, without at the same time having the holders share equally and ratably in such security, provided that security upon its assets is neither mandatory pursuant to applicable laws nor required as a prerequisite for governmental approvals.

CERTAIN DEFINITIONS

     "Maturity," when used with respect to any debt security, means the date, if any, on which the principal, or, if the context so requires, lesser amount in the case of Discount Securities, of, or premium, if any, on that debt security becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder, pursuant to any sinking fund provisions or otherwise.

     "Stated Maturity," when used with respect to any debt security or any installment of principal or premium, if any, and interest, if any, means the date, if any, specified in such debt security as the fixed date on which the principal of such debt security or premium, if any, or such installment of principal or premium, if any, and interest, if any, is due and payable.

RESTRICTIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

     The Indenture provides that the Issuer or the Guarantor may merge with or into any corporation, including associations, companies, joint stock companies and business trusts, or sell, transfer, lease or convey all or substantially all of its assets substantially as an entirety to any corporation, provided that (a) the corporation formed by such merger or consolidation or the corporation which acquired such assets expressly assumes all of the obligations of the Issuer or the Guarantor, as applicable, and such corporation confirms that it will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on such assumed debt securities, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon, or as a result of, such payment arising solely as a result of such assumption by the country or countries other than the United States in which any such corporation is organized and principally conducts its business or any district, municipality or other political subdivision or taxing authority therein or thereof, will not be less than the amount provided for in the assumed debt securities to be then due and payable, and (b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

PAYMENT OF ADDITIONAL AMOUNTS

     The Guarantor will pay to the holders of debt securities such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, on any debt security made by the Guarantor after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction in which the Guarantor is organized or any political subdivision or taxing authority thereof or therein having power to tax will not be less than the amount provided for in the debt security to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply on account of any tax, assessment, duty or other governmental charge which is payable

     - otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest, if any, on the debt security, or

     - by reason of the holder having, or having had, some personal or business connection with the jurisdiction in which the Guarantor is organized and not merely by reason of the fact that payments are, or for the purposes of taxation are deemed to be, from sources in, or secured in, that jurisdiction, or

     - by reason of a change in law or official practice of any relevant taxing authority that becomes effective more than fifteen days after the Relevant Date (as defined below) for payment of principal (or premium, if any), or interest, if any, in respect of the debt security, or

     - by the paying agent from a payment if the payment could have been made by another paying agent without deduction or withholding, or

     - by reason of any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge, or

     - as a result of the failure of the holder to comply with certification, identification, or other similar information reporting requirements or make a declaration of non-residence or other similar claim for exemption to the relevant tax authority, or

     - where the withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such a directive, or

     - owing to any combination of the above.

     No additional amounts will be paid as provided above with respect to any payment of principal of (or premium, if any, on) or interest, if any, on a debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

     "Relevant Date" means the date on which the payment of principal of (or premium, if any, on) or interest, if any, on the debt security first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the relevant paying agent or as it shall have directed on or prior to such date, the "Relevant Date" means the date on which such monies shall have been so received.

     In certain cases, the Issuer may also be obligated to pay additional amounts on terms similar to those set forth above with respect to the Guarantor. The prospectus supplement relating to the debt securities may describe additional circumstances in which additional amounts would not be required to be paid.

OPTIONAL TAX REDEMPTION

     The debt securities may be redeemed, subject to the procedures set forth in the Indenture and in the particular debt securities, as a whole but not in part, at the option of the Issuer, upon not more than 60 days, nor less than 30 days, prior notice to the holders of the relevant debt securities, at a redemption price equal to

100% of the principal amount thereof (and premium, if any), together with accrued interest, if any, thereon to the Redemption Date (as defined in the Indenture), if, as a result of any change in, or amendment to, the laws or regulations prevailing in the jurisdiction in which the Issuer, if applicable, or the Guarantor is organized, as the case may be, which change or amendment becomes effective on or after the date of the relevant prospectus or pricing supplement or as a result of any change in or amendment to an official application or interpretation of those laws or regulations after that date, on the next succeeding interest payment date:

     - the Issuer, if applicable, will be obligated to (a) pay any additional amounts as provided by Section 1008 of the Indenture as modified by the terms of the relevant debt securities or (b) account to any taxing authority in the United States for any amount, other than any tax withheld or deducted from interest payable on those debt securities, in respect of any payment made or to be made on those debt securities,

     - the Guarantor would be unable, for reasons outside its control, to procure payment by the Issuer without additional amounts being payable or being required to account as stated above and in making the payment itself would be required to pay additional amounts as provided in Section 1008 of the Indenture or to account as stated above, or

     - the Guarantor would be required to deduct or withhold amounts for or on account of any taxes of whatever nature imposed or levied by or on behalf of the jurisdiction of the Issuer or the Guarantor in making any payment of any sum to the Issuer required to enable the Issuer to make a payment in respect of those debt securities or to account to any taxing authority in the jurisdiction in which the Issuer is organized for any amount calculated by reference to the amount of any such sum to be paid to the Issuer.

     However, debt securities may not be so redeemed if the obligation of the Issuer, if applicable, or the Guarantor to pay additional amounts or to account as stated above arises because of the official application or interpretation of the laws or regulations affecting taxation of the jurisdiction in which the Issuer, if applicable, or the Guarantor is organized, or any political subdivision thereof or therein, as a result of any event referred to in (A) or
(B) below, which law or regulation is in effect on the date of (A) the assumption by any wholly owned subsidiary of the Guarantor of the Issuer's obligations under the debt securities and under the Indenture or (B) the consolidation, amalgamation or merger of the Issuer or the Guarantor with or into, or the conveyance, transfer or lease by the Issuer or the Guarantor of its properties and assets substantially as an entirety to any person. If the Issuer or the Guarantor provides an opinion of counsel in the appropriate jurisdiction, dated as of the date of the relevant event referred to in clause (A) or (B) above, that no obligation to pay any additional amount or to account as stated above arises, then that opinion of counsel shall be final and binding, solely for purposes of this paragraph, on the Issuer, the Guarantor, the trustee and the holders of the debt securities as to the law of the relevant jurisdiction at the date of such opinion of counsel. In addition, no redemption pursuant to the preceding paragraph may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States or the Federal Republic of Germany results in a substantial probability that an event described in the preceding paragraph will occur and the Issuer shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based upon such opinion the Issuer is entitled to redeem the debt securities pursuant to their terms.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture with respect to debt securities of any series:

        (a) default in the payment of the principal of, or premium, if any, on, any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise, and such default continues for five Business Days;

        (b) default in the payment of any installment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

        (c) default in the performance of or breach of any covenant or warranty of the Issuer or the Guarantor in the Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which is specifically included in the Indenture solely for the benefit of a series of one or more debt securities other than that series, and such default or breach continues for a period of 90 consecutive days after written notice as provided in the Indenture;

        (d) acceleration of any other notes or bonds of the Issuer or the Guarantor in an aggregate principal amount exceeding $50,000,000;

        (e) certain events of bankruptcy, insolvency or liquidation relating to the Issuer or the Guarantor that in certain cases are not cured for a period of 60 consecutive days; and

        (f) any other Event of Default particular to such series.

     The Indenture provides that:

        (1) if an Event of Default described in clause (a), (b) or (f) above occurs and is continuing with respect to debt securities of any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal, including premium, if any, or, if the debt securities are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement, of all outstanding securities of that series and the interest accrued thereon, if any, to be due and payable immediately;

        (2) if an Event of Default described in clause (c) or (d) above occurs and is continuing, then in such case, the trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding securities, treated as one class, of each series entitled to the benefit of (x) the covenant or warranty which the Issuer or Guarantor has failed to observe or perform or (y) the cross acceleration of the debt securities described in (d) above, may declare the principal (or, if the debt securities are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement) of all such debt securities to be due and payable immediately, by notice as provided in the Indenture and upon such declaration such principal amount, or lesser amount, of such debt securities shall become immediately due and payable; and

        (3) if an Event of Default described in clause (e) above occurs and is continuing, then in such case the trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding securities issued by the Issuer, treated as one class, or, in the case of the Guarantor, of all then outstanding securities, treated as one class, may declare the principal, or, if the debt securities of any such series are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement, of all debt securities and the interest accrued thereon, if any, to be due and payable immediately (Section 502).

     The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the trustee, and provided that no conflict with the Indenture or any rule of law arises, the holders of a majority in aggregate principal amount of the outstanding securities of any affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such affected series (Sections 512 and 601).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Covenant Defeasance of any Series

     If we shall deposit with the trustee, in trust, at or before the Stated Maturity or redemption of the debt securities of any series, money and/or government obligations in the amounts and maturing at the times such that the proceeds of such obligations to be received upon the respective Stated Maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of, and premium, if any, and each installment of principal of, and premium, if any, and interest on such series of debt securities at the Stated Maturity or such principal or installment of principal or interest, as the case may be, then the Issuer or the Guarantor may omit to comply with certain of the terms of the Indenture with respect to that series of debt securities, including any or all of the restrictive covenants described above or in any prospectus supplement, and the Events of Default described in clauses (c) and (d) under "-- Events of Default" shall not apply. Defeasance of debt securities of any series is subject to the satisfaction of certain conditions, including among others:

        - the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

        - the delivery to the trustee by us of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

        - such covenant defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

If indicated in the prospectus supplement relating to a series of debt securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, "government obligations" may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which debt securities of such series are payable.

  Defeasance of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, we may also omit to comply with our obligation duly and punctually to pay the principal of, and premium, if any, and interest, if any, on a particular series of debt securities, and any Events of Default with respect thereto shall not apply, and thereafter, the holders of debt securities of such series shall be entitled only to payment out of the money or securities deposited with the trustee. Such conditions include, among others:

        - the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

        - the delivery to the trustee by us of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, discharge and defeasance, and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit, discharge and defeasance had not occurred; and

        - such defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

MODIFICATION AND WAIVER

     The Indenture provides that we and the trustee may, for specified purposes, amend or supplement the Indenture or the debt securities of any series without notice to or the consent of the holders (Section 901), and may make any modification to the terms of the Indenture or the debt securities with the consent of the holders of more than 50% in aggregate principal amount of the outstanding debt securities. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security; reduce the principal amount of, and premium, if any, and interest, if any, on any debt security; reduce the amount or principal of a Discount Security due and payable upon acceleration of the Maturity thereof; change the place of payment where, or currency or currency unit in which, the principal amount of, and premium, if any, and interest, if any, on any debt security is payable; impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or modify any of the above provisions or the provisions of the next paragraph below (Section 902).

     The holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture (Section
1006). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series, except a default (a) in the payment of principal of, or premium, if any, and interest, if any, on, any debt security of such series, or (b) with respect to a covenant or provision of the Indenture which can not be modified or amended without the consent of the holder of each outstanding debt security of such series affected (Section 513).

     The Indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, the principal amount of a Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof to such date (Section 104).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on debt securities of any series, other than a Global Security, will be made at the office of the paying agent or paying agents designated by us from time to time, except that, at our option, payment of any interest may be made (a) by check mailed or delivered to the address of the person entitled to the payment appearing in the security register or (b) by wire transfer to an account maintained with a bank located in the United States by the person entitled to the payment as specified in the security register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities of any series will be made to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment.

     Unless otherwise indicated in an applicable prospectus supplement, JPMorgan Chase Bank, N.A. will act as the paying agent for each series of debt securities.

     Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in the City of New York will be designated as our sole paying agency for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities of a series will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we are required to maintain a paying agent in each place of payment for a series. However, if the debt securities of a series are listed on any stock exchange located outside the United States and the stock exchange shall so require, we will maintain a paying agent in any required city located outside the United States, for the debt securities of that series.

     All monies paid by us to a paying agent for the payment of principal of, and premium, if any, and interest, if any, on any debt securities or in respect of any other additional payments thereon which remain unclaimed at the end of two years after the principal, premium or interest became due and payable will, subject to applicable laws, be repaid to us and the holder of these debt securities will thereafter look only to us for those payments.

ASSUMPTION OF OBLIGATIONS

     The Guarantor or any wholly-owned subsidiary of the Guarantor may assume the obligations with respect to the debt securities of a series for the due and punctual payment of the principal of, and premium, if any, and interest, if any, including any additional amounts required to be paid in accordance with the provisions of the Indenture or such debt securities, in respect of such debt securities and the performance of every covenant of the Indenture, other than a covenant included in the Indenture solely for the benefit of debt securities of another series, and such debt securities on the part of the Issuer, to be performed or observed; provided that:

     (a) the Guarantor or such subsidiary of the Guarantor, as the case may be, shall expressly assume such obligations by a supplemental indenture, executed by the Guarantor or such subsidiary, and delivered to the trustee in form reasonably satisfactory to the trustee, and if such subsidiary assumes such obligations, the Guarantor shall, by a supplemental indenture, confirm that its Guarantees shall apply to such subsidiary's obligations under such debt securities and the Indenture, as so modified by such supplemental indenture;

     (b) the Guarantor or such subsidiary, as the case may be, shall confirm in such supplemental indenture that the Guarantor or such subsidiary, as the case may be, will pay to the holders such additional amounts as provided by, and subject to the limitations set forth in, such debt securities and the Indenture as may be necessary in order that every net payment of the principal of, and premium, if any, on, and interest, if any, on such debt securities will not be less than the amount provided for in such debt securities to be then due and payable and such obligation shall extend to the payment of any such additional amounts as necessary to compensate for or indemnify against any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Germany, the United States or the country in which the Guarantor or such subsidiary of the Guarantor is organized or any district, municipality or other political subdivision or taxing authority in Germany, the United States or the country in which the Guarantor or any such subsidiary of the Guarantor is organized, it being understood that, except as aforesaid, neither the Guarantor nor such subsidiary shall be obligated to make any indemnification or payments in respect of any tax consequences to any holder as a result of such assumption of rights and obligations if the Guarantor or such subsidiary would not be obligated to pay an additional amount pursuant to the Indenture if the Guarantor or such subsidiary were the Issuer; and

     (c) immediately after giving effect to such assumption of obligations, no Event of Default with respect to debt securities and no event which, after notice or lapse of time or both, would become an Event of Default, as the case may be, shall have occurred and be continuing.

     Upon any such assumption, the Guarantor or such subsidiary, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with respect to such debt securities with the same effect as if the Guarantor or such subsidiary, as the case may be, had been named as the Issuer under the Indenture, and the Issuer or any successor corporation thereto shall be released from all liability as obligor upon such debt securities.

FURTHER ISSUANCES

     The Issuer may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the Indenture further debt securities of such series identical in all respects to the previously issued debt securities, with any related changes in the Stated Maturity, issue date, issue price and interest commencement date, so that such further debt securities shall be consolidated and form a single series with such debt securities and shall have the same terms as to status, redemption or otherwise as such debt securities.

CONSENT TO SERVICE AND JURISDICTION

     The Guarantor has designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the applicable debt securities, Guarantees or Indenture which may be instituted in any State or Federal court located in the Borough of Manhattan, the City of New York, and has submitted, for the purposes of any such suit or proceeding, to the jurisdiction of any such court in which any such suit or proceeding is so instituted. See "Enforceability of Civil Liabilities."

NEW YORK LAW GOVERNS THE INDENTURE, DEBT SECURITIES AND GUARANTEES

     The Indenture, the debt securities and the Guarantees will be governed by the laws of the State of New York.

JUDGMENT CURRENCY

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in United States dollars. The statutory law of the State of New York provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Issuer or the Guarantor under the Indenture, debt security or Guarantee, as the case may be, it shall become necessary to convert into any other currency, or currency unit, any amount due under such Indenture, debt security or Guarantee, as the case may be, then the conversion shall be made by the Issuer or Currency Determination Agent at the Market Exchange Rate as in effect on the date of entry of the judgment (the "Judgment Date"). If pursuant to any such judgment, conversion shall be made on a date (the "Substitute Date") other than the Judgment Date and there shall occur a change between the Market Exchange Rate as in effect on the Judgment Date and the Market Exchange Rate as in effect on the Substitute Date, the Indenture requires the Issuer or the Guarantor, as the case may be, to pay such additional amounts, if any, as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate as in effect on the Judgement Date, is the amount then due under such Indenture, debt security or Guarantee, as the case may be. Neither the Issuer nor the Guarantor, as the case may be, will, however, be required to pay more in the currency or currency unit due under such Indenture, debt security or Guarantor, as the case may be, at the Market Exchange Rate as in effect on the Judgment Date than the amount of currency or currency unit stated to be due under such Indenture, debt security or Guarantee, as the case may be, so that in any event the obligations of the Issuer or the Guarantor, as the case may be, under such Indenture, debt security or Guarantee, as the case may be, will be effectively maintained as obligations in such currency or currency unit and the Issuer or the Guarantor, as the case may be, shall be entitled to withhold, or be reimbursed for, as the case may be, any excess of the amount actually realized upon any conversion on the Substitute Date over the amount due and payable on the Judgment Date.

INFORMATION CONCERNING THE TRUSTEE

     The Issuer, the Guarantor and their subsidiaries maintain ordinary banking relationships with JPMorgan Chase Bank, N.A. and its affiliates. JPMorgan Chase Bank, N.A. and its affiliates have extended credit facilities to the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Issuer may sell debt securities to or through one or more underwriters and also may sell debt securities directly to other purchasers or through agents or dealers, or the Issuer may sell debt securities through a combination of any of these methods.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market or at negotiated prices. Underwriters may sell debt securities to or through dealers.

     In connection with the sales of debt securities, underwriters may receive compensation from the Issuer in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Any such underwriter or agent will be identified, and any such compensation will be described, in a prospectus supplement. In connection with the requirements of the National Association of Securities Dealers, Inc. (the "NASD"), discounts or commissions paid to underwriters in connection with the sale of the debt securities will not be greater than eight percent.

     Pursuant to agreements into which the Issuer and the Guarantor may enter, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by the Issuer and the Guarantor against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers or agents to or through which debt securities may be offered and sold may engage in transactions with, or perform other services for the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

     Each series of debt securities will be a new issue of securities with no established trading market. Unless otherwise indicated in a prospectus supplement, the Issuer does not intend to list any of the debt securities on a national or foreign securities exchange. In the event the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities or as to the liquidity of the trading market for the debt securities, whether or not the debt securities are listed on a national securities exchange. The prospectus supplement with respect to the debt securities will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, such prospectus supplement will so state.

     Each underwriter, dealer and agent to or through which debt securities may be offered and sold:

     - will not, with respect to any debt security denominated in a currency other than United States dollars, solicit offers to purchase nor offer to sell or deliver such debt security in, or to, residents of the country issuing such currency, except as permitted by applicable law (including any applicable currency or exchange control regulations);

     - will comply with any selling restrictions applicable to any debt security; and

     - will comply with all relevant laws, regulations and directives in each jurisdiction outside the United States in which it purchases, offers, sells or delivers debt securities or has in its possession or distributes the prospectus or any prospectus supplement or any pricing supplement.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:

SEC registration fee........................................  $1,675,225*
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses..................................      50,000
Rating agency fees..........................................     850,000
Printing expenses...........................................     250,000
Miscellaneous...............................................      24,775
                                                              ----------
          Total.............................................  $3,100,000
                                                              ==========

---------------

* An additional registration fee was previously paid in connection with securities carried forward from a prior registration statement.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in a prospectus supplement, the Issuer may authorize underwriters or other persons acting as the Issuer's agent to solicit offers by certain institutions to purchase debt securities from the Issuer pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The place and time of delivery for the debt securities in respect of which this prospectus is delivered will be set forth in a prospectus supplement.

                                 LEGAL MATTERS

     The validity of the debt securities and certain other legal matters relating to the debt securities will be passed upon for DaimlerChrysler North America Holding Corporation by William J. O'Brien III, Esq., counsel to DaimlerChrysler North America Holding Corporation. Certain legal matters will be passed upon for any agents or underwriters by Sidley Austin Brown & Wood LLP, New York, New York. The validity of the Guarantees and certain other legal matters relating to the Guarantees will be passed upon for DaimlerChrysler AG by its legal department. Sidley Austin Brown & Wood LLP may from time to time render legal services to DaimlerChrysler AG and its affiliates.

                                    EXPERTS

     The consolidated financial statements of DaimlerChrysler AG as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included in the DaimlerChrysler AG 2004 annual report on Form 20-F, have been incorporated by reference herein in reliance upon the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Hessbruhlstrasse 21, D-70565 Stuttgart, Germany, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the change in DaimlerChrysler's method of accounting for stock-based compensation in 2003 and DaimlerChrysler's adoption of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities -- an interpretation of ARB No. 51," in 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany. Many of the members of the Supervisory Board and the Board of Management and the officers of DaimlerChrysler AG and the independent auditors named herein reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in courts outside the United States, judgments against those persons obtained in United States courts and predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since DaimlerChrysler AG does not directly own any significant assets outside of Germany and since a substantial portion of the assets of DaimlerChrysler AG owned through its subsidiaries are located outside the United States, any judgment obtained in the United States against DaimlerChrysler AG may not be collectible within the United States. DaimlerChrysler AG has been advised by its legal department that German courts will enforce judgments of United States courts for liquidated amounts in civil matters subject to certain conditions and exceptions. Our legal department has expressed no opinion, however, as to whether the enforcement by a German court of any judgment would be effected in any currency other than in Euro and, if in Euro, the date of determination of the applicable exchange rate from United States dollars to Euro. DaimlerChrysler AG has further been advised by its legal department that there may be doubt as to the enforceability, in original actions in German courts, of liabilities predicated solely upon the federal securities laws of the United States.

     DaimlerChrysler AG has been further advised by its legal department that there is currently no treaty between the United States of America and the Federal Republic of Germany providing for the reciprocal acknowledgment and enforceability of judgments in civil and commercial matters (which would include actions brought under the federal securities laws of the United States). Therefore, the general rules of the German Code of Civil Procedure ("ZPO") govern those issues. ZPO sec. 722 requires that an enforcement action in Germany be based upon a non-appealable foreign judgment only (cf ZPO sec. 723 subsection 2, clause 1). As a general rule, the German courts will not review the merits of the foreign judgment in any enforcement proceedings (ZPO sec.723 subsection 1). It shall, however, dismiss the enforcement action pursuant to ZPO sec. 723 subsection 2, clause 2 if the exceptions regarding the acknowledgment of foreign judgments set forth in ZPO sec. 328 subsection 1 apply, which exceptions can be generally summarized as follows:

        (i) The foreign court had no personal jurisdiction according to German law;

        (ii)  No due service of process was effected on the defendant;

        (iii) The foreign judgment is irreconcilable with a prior German or other foreign judgment to be acknowledged in Germany or proceedings on the same subject matter had been filed in Germany before suit was instituted in the foreign jurisdiction;

        (iv) Acknowledgment of the foreign judgment would produce a result in contravention of German public policy;

        (v) The foreign jurisdiction whose judgment is sought to be acknowledged does not reciprocate with respect to acknowledgment of judgments entered in Germany.

     As far as reciprocity is concerned, the application of the exception depends on the law practiced in the relevant state of the United States where the judgment was rendered and the result may vary from time to time as the law and practice change. According to information available as of the date of this prospectus, German judgments would be acknowledged and enforced in the courts of almost all states in the United States and, accordingly, with respect to such states, reciprocity by German courts is warranted and the relevant exception does not apply. United States judgments awarding punitive damages may contravene German public policy and may therefore not be acknowledged in their full amount or in part pursuant to exception (iv) above. DaimlerChrysler AG's legal department is, however, not aware of any reasons under present German law for avoiding enforcement of a judgment of United States courts on the Guarantees on the grounds that the same would be contrary to German public law.

     DaimlerChrysler AG has expressly submitted to the jurisdiction of New York State courts and United States federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of any offering with respect to which this prospectus or any accompanying prospectus supplement is delivered, and has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, to accept service of process in any such action with respect to which this prospectus or any accompanying prospectus supplement is delivered.

                        REGISTERED OFFICE OF THE ISSUER

                            Corporation Trust Center

                               1209 Orange Street

                           Wilmington, Delaware 19801

                                      USA

                       REGISTERED OFFICE OF THE GUARANTOR

                                Epplestrasse 225

                               D-70567 Stuttgart

                                    Germany

          LISTING AGENT, TRANSFER AGENT AND PAYING AGENT IN LUXEMBOURG

                       BANQUE GENERALE DU LUXEMBOURG S.A.

                            50, Avenue J.F. Kennedy

                               L-2951 Luxembourg

                                 LEGAL ADVISERS

    To the Issuer as to United States law:           To the Guarantor as to German law:
         WILLIAM J. O'BRIEN III, ESQ.                      MR. THOMAS FRANGENBERG
        DaimlerChrysler North America                        DaimlerChrysler AG
             Holding Corporation                              Epplestrasse 225
             1000 Chrysler Drive                             D-70567 Stuttgart
         Auburn Hills, Michigan 48326                             Germany
                     USA

                  To the Underwriters as to United States law:

                         Sidley Austin Brown & Wood LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                      USA

                           AUDITORS TO THE GUARANTOR

                      KPMG Deutsche Treuhand-Gesellschaft
               Aktiengesellschaft Wirtschaftsprufungsgesellschaft
                              Hessbruhlstrasse 21
                               D-70565 Stuttgart
                                    Germany

                  TRUSTEE, PRINCIPAL PAYING AND TRANSFER AGENT

                           JPMORGAN CHASE BANK, N.A.
                              Four New York Plaza
                            New York, New York 10004
                                      USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                 $1,000,000,000 4.875% NOTES DUE JUNE 15, 2010

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                      The Lead Managers for the Notes are:

BANC OF AMERICA SECURITIES LLC
                                    DEUTSCHE BANK SECURITIES
                                                                        JPMORGAN

                    The Co-Lead Managers for the Notes are:

ABN AMRO INCORPORATED
                                    BARCLAYS CAPITAL
                                                     CITIGROUP
                                                               HSBC

                       The Co-Managers for the Notes are:

BLAYLOCK & PARTNERS, L.P.                  BAYERN LB                                    BNP PARIBAS
CALYON SECURITIES (USA)               COMERICA SECURITIES        COMMERZBANK CORPORATES AND MARKETS
LOOP CAPITAL MARKETS, LLC            MITSUBISHI SECURITIES                 MIZUHO INTERNATIONAL PLC
RBS GREENWICH CAPITAL                       WESTLB                 THE WILLIAMS CAPITAL GROUP, L.P.

                            ------------------------

                                  June 2, 2005

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